                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                                       [X]

Filed by a Party other than the Registrant                    [_]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[_]      Confidential, for Use of the Commission Only (as permitted by
         Rule14a-6(e)(2))
[_]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[_]      Soliciting Material Under Rule 14a-12

                                MGI PHARMA, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[_]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         1)   Title of each class of securities to which transaction applies:

              ------------------------------------------------------------------
         2)   Aggregate number of securities to which transaction applies:

              ------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

              ------------------------------------------------------------------
         4)   Proposed maximum aggregate value of transaction:

              ------------------------------------------------------------------
         5)   Total fee paid:

              ------------------------------------------------------------------

[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1)   Amount Previously Paid:

              ------------------------------------------------------------------
         2)   Form, Schedule or Registration Statement No.:

              ------------------------------------------------------------------
         3)   Filing Party:

              ------------------------------------------------------------------
         4)   Date Filed:

              ------------------------------------------------------------------

                           [LOGO OF MGI PHARMA, INC.]

                                MGI PHARMA, INC.

                           5775 West Old Shakopee Road
                                    Suite 100
                        Bloomington, Minnesota 55437-3174

                        --------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 14, 2002

TO THE SHAREHOLDERS OF MGI PHARMA, INC.:

         Notice is hereby given that the Annual Meeting of Shareholders of MGI PHARMA, INC. ("MGI" or the "Company") will be held on Tuesday, May 14, 2002, at The Lutheran Brotherhood Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, at 3:30 p.m., Central time, for the following purposes:

         1. To elect a Board of six directors to serve for the ensuing year and until their successors are elected;

         2. To amend the Company's Restated Articles of Incorporation to increase the authorized Common Stock by 40,000,000 shares and eliminate the Cumulative Preferred Stock;

         3. To amend the Company's 1997 Stock Incentive Plan to extend the term of the Plan through May 31, 2005 and to increase the number of shares available for awards granted under the Plan by 2,000,000 shares;

         4. To amend the Company's Amended and Restated Stock Purchase Plan to increase the number of shares which may be purchased under the Plan by 200,000 shares;

         5. To ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2002; and

         6. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

         Only holders of record of MGI Common Stock at the close of business on March 15, 2002 will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

         YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ William C. Brown

                                        William C. Brown
                                        Secretary

March 29, 2002

                           [LOGO OF MGI PHARMA, INC.]

                                MGI PHARMA, INC.

                           5775 West Old Shakopee Road
                                    Suite 100
                        Bloomington, Minnesota 55437-3174

                         -------------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 14, 2002

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MGI PHARMA, INC. ("MGI" or the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held on Tuesday, May 14, 2002, at The Lutheran Brotherhood Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, at 3:30 p.m., Central time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about April 2, 2002. A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2001 is being furnished to each shareholder with this Proxy Statement.

         All holders of the Company's Common Stock whose names appear of record on the Company's books at the close of business on March 15, 2002 will be entitled to vote at the Annual Meeting. As of that date, a total of 25,046,288 shares of such Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director named in the Proxy Statement, to amend the Company's Restated Articles of Incorporation, to amend the Company's 1997 Stock Incentive Plan, to amend the Company's Amended and Restated Employee Stock Purchase Plan, and to ratify the appointment of KPMG LLP ("KPMG") as the Company's independent auditors. Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted for each such proposal. If a shareholder abstains (or indicates a "withhold vote for" as to directors) from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of any such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to any such matter.

         So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters. A proxy may be revoked at any time before being exercised, by delivery to the Secretary of the Company of a written notice of termination of the proxy's authority or a duly executed proxy bearing a later date.

         Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, although employees of the Company (including officers) who will receive no extra compensation for their services may solicit proxies by telephone, facsimile transmission or in person. In addition, the Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies, and has agreed to pay such firm approximately $7,500, plus reasonable expenses included for its services.

                              ELECTION OF DIRECTORS

         The Company's Restated Articles of Incorporation provide that the Board of Directors shall consist of no fewer than three members and require that a majority of the members shall be persons who are not employed by, or rendering consulting or professional services for compensation to, the Company, or any corporation controlled by, controlling or under common control with the Company (or related to or directly or indirectly controlled by any of the foregoing). For such purposes, "control" is defined as direct or indirect beneficial ownership of more than 25% of a corporation's voting stock.

         Six directors have been nominated for election to the Company's Board of Directors at the Annual Meeting to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal).

         The Board of Directors recommends that you vote FOR each of the nominees named below. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director named below. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named below. Each of the nominees is currently serving on the Board of Directors. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the Annual Meeting, for reasons not now known to the Company, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding the nominees is set forth below:

                                                             Principal occupation and business experience
       Name                 Age          Director since                   for past five years
-----------------------  ----------- --------------------- ------------------------------------------------
Charles N. Blitzer           61           April 1996        President and Chief Executive Officer of MGI;
                                                            prior to joining the Company in April 1996,
                                                            President and Chief Executive Officer of
                                                            Oncologix, Inc. (pharmaceuticals) since July
                                                            1992, and a variety of management positions
                                                            with Marion Merrell Dow Pharmaceuticals, Inc.
                                                            and Marion Laboratories, Inc. (pharmaceuticals)
                                                            since 1977.

Andrew J. Ferrara            62           May 1998          President and Chief Executive Officer, Boston
                                                            Healthcare (healthcare consulting firm) since
                                                            1993./(1)/

Hugh E. Miller               66           October 1992      Retired corporate executive; prior to retirement
                                                            in December 1990, Vice Chairman and Director of
                                                            ICI Americas Inc. (chemicals, pharmaceuticals,
                                                            agricultural, consumer and specialty products)./(2)/

Lee J. Schroeder             73           May 1989          President and Director, Lee Schroeder & Employees,
                                                            Inc. (pharmaceutical industry consultants); prior
                                                            to retirement in April 1985, President and Chief
                                                            Operating Officer of Foxmeyer Drug Co.(wholesale
                                                            drug company) and Executive Vice President of
                                                            Sandoz, Inc. (pharmaceuticals)./(3)/

                                                              Principal occupation and business experience
           Name                 Age          Director since               for past five years
---------------------------- ----------- ------------------- -----------------------------------------------
David B. Sharrock               65             May 2001     Consultant to public and private pharmaceutical
                                                            companies since 1994; adjunct professor at the
                                                            College of Pharmacy, Ohio State University since
                                                            1994; research committee member at Cincinnati
                                                            Children's Hospital Medical Center since 2000.
                                                            Prior to retirement in December 1993, Mr. Sharrock
                                                            served in various positions with Marion Merrell
                                                            Dow, Inc. (pharmaceuticals) since 1958, including
                                                            Chief Operating Officer and Director from 1990 to
                                                            1993. He has also served as Chairman of the National
                                                            Wholesale Druggists Association, Associate Member
                                                            Advisory Council, and on the Board of Directors of:
                                                            Pharmaceutical Manufacturers Association, National
                                                            Pharmaceutical Council, Commerce Bank of Kansas City,
                                                            Fifth Third Bancorp, Cincinnati Financial, Inc., and
                                                            Unitog, Inc./(4)/

Arthur L. Weaver, M.D.          65             July 1998    Practicing Rheumatologist and Director of Clinical
                                                            Research at the Arthritis Center of Nebraska since
                                                            1988, clinical professor in the Department of Medicine,
                                                            University of Nebraska Medical Center since 1995./(5)/

-----------------------------

(1)  Mr. Ferrara is also a director of VelQuest Corporation.
(2)  Mr. Miller is also a director of Wilmington Trust Co., Inc.
(3) Mr. Schroeder is also a director of Interneuron Pharmaceuticals, Inc., Celgene Corporation and Bryan LGH Health Systems.
(4) Mr. Sharrock is also a director of Interneuron Pharmaceuticals Inc., Praecis Pharmaceuticals, Inc., Incara Pharmaceuticals Corporation, Broadwing, Inc. and The Ohio State University Foundation.
(5) Dr. Weaver is also a director of the Arthritis Foundation, Nebraska Chapter, and Lincoln Direct Life (f/k/a Lincoln Mutual Life Insurance Company).

         During 2001, the Board of Directors had the following committees: (i) an audit committee consisting of Messrs. Ferrara, Schein, and Sharrock; (ii) a compensation committee consisting of Messrs. Miller, Schroeder and Weaver; and
(iii) a nominating committee consisting of Messrs. Miller, Schroeder and Blitzer. The audit committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The compensation committee reviews and makes certain determinations with respect to designated matters concerning remuneration of employees and officers. The nominating committee considers and makes recommendations to the Board with respect to the number and qualifications of the members of the Board of Directors and the persons to be nominated for election to the Board of Directors. During 2001, the audit committee held six meetings and the compensation committee held three meetings. The nominating committee carries out its duties without holding any formal meetings. In evaluating persons to be nominated for election or appointment to the Board of Directors, the members of the nominating committee meet on an informal basis to identify and present such persons for consideration by the Board of Directors. Shareholder recommendations of potential nominees to the Board of Directors are welcomed at any time and should be made in writing, accompanied by pertinent information regarding nominee background and experience, to the Secretary of the Company.

         During 2001, the Board of Directors held eight meetings. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served that were held during the period he was a member of the Board of Directors or such committees. The Company's Board of Directors and the committees thereof also act from time to time by written action in lieu of meetings.

         Compensation payable to nonemployee directors for service on the Board of Directors and committees thereof for the next term of office is established each year by the Board of Directors. During the current term, each nonemployee director receives an annual retainer of $10,000, payable quarterly, plus $2,000 for each meeting of the Board attended in person, $1,000 for each meeting of the Board attended by telephone, with the Chairman receiving an additional $500 per meeting attended in person and $250 for attending by telephonic connection, also payable quarterly. Additionally, each director receives $250 for each committee meeting attended. The nonemployee directors also are able to elect prior to July 1 each year to receive shares of Common Stock in lieu of their annual retainer. These shares would be issued on the last business day of each quarter pursuant to awards under the 1997 Stock Incentive Plan and would be valued as of the close of business on the date of issuance.

         In addition to the fees described above, each new nonemployee director receives an option to purchase 10,000 shares of Common Stock upon such director's initial election or appointment to the Board of Directors. Each nonemployee director also receives an option to purchase 7,500 shares of Common Stock on the day of such director's re-election to the Board of Directors. The exercise price of all such options granted is the fair market value of the Common Stock on the date of grant. Messrs. Schein & Sharrock each received options to purchase 10,000 shares of Common Stock at an exercise price of $10.01 in May 2001. Messrs. Ferrara, Miller, Schroeder and Weaver each received options to purchase 7,500 shares of Common Stock at an exercise price of $10.01 in May 2001.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The executive officers of the Company, who serve at the pleasure of the Board of Directors, are as follows:

          Name           Age  Principal occupation and business experience for
                                               past five years
------------------------ --- ---------------------------------------------------
Charles N. Blitzer       61  President and Chief Executive Officer of MGI; prior
                             to joining the Company in April 1996, President and Chief Executive Officer of Oncologix, Inc.
                             (pharmaceuticals) since July 1992, and a variety of management positions with Marion Merrell Dow
                             Pharmaceuticals, Inc. and Marion Laboratories, Inc.
                             (pharmaceuticals) since 1977.


Leon O. Moulder, Jr.     44  Executive Vice President since September 14, 1999;

                             prior to joining the Company in September 1999, Vice President of Business Development and Commercial Affairs at Eligix, Inc. (biomedical) since November 1997, and a variety of sales, sales management, marketing and business development positions at Hoechst Marion Roussel, Inc., Marion Merrell Dow Pharmaceuticals, Inc. and Marion Laboratories, Inc. (pharmaceuticals) since September 1981.

William C. Brown         46  Chief Financial Officer and Secretary since
                             September 14, 1999; formerly Vice President,
                             Finance since November 1997, Director, Finance and
                             Planning since 1996, and Controller from 1986 to 1996.

John R. MacDonald, Ph.D. 47  Senior Vice President, Research and Development
                             since January 2001, formerly Vice President,
                             Research and Development since 1997; Director, Preclinical Research from 1994 to 1997; prior to joining the Company in 1994, Senior Research Associate of Parke-Davis Pharmaceutical Research, Division of Warner-Lambert Company and a variety of research and scientist positions with Parke-Davis Pharmaceutical Research since 1987. Previously, Dr. MacDonald held a research faculty position in the Department of Pathology at the University of California San Francisco's School of Medicine.

                             EXECUTIVE COMPENSATION

Report of Compensation Committee

         Overview

         The Board of Directors has delegated to the compensation committee (the "Committee") the authority and responsibility to establish and make certain decisions with respect to the compensation of the Company's executive officers, as well as various aspects of other compensation and fringe benefit matters applicable to all of the Company's employees, including executive officers. In addition, the Committee administers the Company's stock option and stock based incentive programs. The Committee is composed entirely of independent, outside directors of the Company.

         Through its executive compensation policies, the Company seeks to attract and retain highly qualified executives who will contribute positively to the Company's continued progress. To achieve these goals, the Company emphasizes compensation arrangements that are tied to Company performance and which provide key employees the opportunity to acquire a significant ownership interest in the Company primarily through stock options and stock purchases. The Committee also believes that the availability of certain benefits is important to its goal of retaining high quality leadership and motivating executive performance consistent with shareholder interest. Accordingly, the Company makes available a range of benefit programs to its employees (including its executive officers), including life and disability insurance, a 401(k) savings plan, a defined contribution retirement plan, an employee stock purchase plan and other benefit programs.

         Process

         In preparation for its annual compensation decisions, the Committee reviews the progress the executive officers have made in leading the Company towards both short- and long-term goals. In order to match the executive officers' goals with shareholder goals, the Committee's general policy has been to hold base salary adjustments to increments that reflect changes in the cost-of-living (once the officer has reached a reasonable level of compensation as determined by the Committee), to reward past performance with cash bonuses and stock option grants and also to use stock option grants as a means of motivating executive officers to perform at the highest possible level in the future. The Committee intends to make the total compensation package for executive officers competitive with the marketplace, with emphasis on compensation in the form of equity ownership, the value of which is contingent on the Company's longer-term market performance.

         The Company retained an independent consulting firm, Towers Perrin (the "Compensation Consultant"), to review and make recommendations regarding the Company's compensation practices with respect to its executive officers. Based on work done for the Company in 2000 and early 2001, the Compensation Consultant provided updated recommendations regarding the Company's compensation practices with respect to its executive officers. The Compensation Consultant compared the Company's compensation practices to a group of similarly situated companies that are in a similar industry and of a similar size. In making determinations with respect to 2001 base salaries and stock options for all executive officers, the compensation decisions were based in part on the Compensation Consultant's recommendations.

         In making compensation decisions regarding the Company's executive officers, the Committee first meets with the Company's Chief Executive Officer, who presents his recommendations with respect to compensation for the other executive officers. The Committee reviews the recommendations related to the other executive officers and makes its own independent determination with respect to each executive officer. The Committee, without participation of the Chief Executive Officer, then makes its determination on compensation decisions with respect to the Chief Executive Officer.

         Executive Compensation Program

         The components of the Company's executive compensation program which are subject to the discretion of the Committee on an individual basis include
(a) base salaries, (b) stock incentive compensation and (c) performance-based, incentive bonuses. The Committee makes determinations with respect to these components based on a subjective evaluation of each officer, after consideration of both Company and individual performance objectives.

         At its meeting in January 2001, the Committee set 2001 base salaries for and made stock option grants to the executive officers. The increases in base salaries were intended to approximate the increase in the cost of living, plus base salary adjustments based on performance, market conditions and the promotion of one officer to an executive officer position. The Committee granted stock options to the executive officers based on the Committee's subjective judgment that these amounts were appropriate to retain these highly qualified officers and to provide an incentive for continued high quality performance. In March 2001, the Committee granted additional stock options to the executive officers to serve as the 2002 annual option grants although for a smaller number of shares than is typical for the annual option grant. These grants of a reduced number of stock options in March 2001 were intended to conserve stock options while accelerating the timing to partially offset the negative impact of granting fewer stock options. All of the options granted to executive officers in 2001 vest over a four-year period and are exercisable at the fair market value of the Common Stock on the date of grant, as set forth in the table entitled "Option Grants During Year Ended December 31, 2001," which follows this report.

         Cash incentive bonuses for 2001 were awarded in January 2002. The bonus compensation program for executive officers in 2001 was a continuation of the program adopted by the Committee in 1993. Under the bonus program, base cash compensation coupled with up to a 30% cash bonus was considered by the Committee to be a fair payment for good performance by the Company's executive officers, other than the Chief Executive Officer. This determination was based primarily on a review of compensation data from comparable companies and the Committee's conclusion that a 30% bonus would place the compensation of the executive officers on a par with the middle tier of such comparable companies. Consultations in 2000 and early 2001 with the Compensation Consultant confirmed the conclusions of the Committee that the bonus program was appropriate for the Company's executive officers, other than the Chief Executive Officer. In awarding the 2001 cash bonuses, the Committee considered the overall performance of the Company, individual accomplishments of the executive officers, and the performance of operating groups reporting to each executive officer during 2001.

         Compensation of the Chief Executive Officer

         In 2001, Mr. Blitzer received a base salary increase of $20,000 to $370,000, and options to purchase an aggregate of 122,500 shares of the Company's Common Stock. The increase in Mr. Blitzer's base salary was intended to approximate the increase in the cost of living in 2000, plus a base salary adjustment based on performance and market conditions. The options were awarded in two grants, the second of which was made at a reduced amount in 2001 in lieu of the planned grant in January 2002. This second grant of a reduced number of options was intended to conserve stock options while accelerating the timing to partially offset the negative impact of granting fewer stock options. The size of the option grants was based on the Committee's subjective judgment that this amount was appropriate to retain Mr. Blitzer and to provide an incentive for continued high performance. These options vest over a four-year period and are exercisable at a price equal to the fair market value of Company Common Stock on the dates of grant.

         In January 2002, the Committee awarded Mr. Blitzer a cash bonus for 2001 of $149,850 or 40.5% of his 2001 base salary. This represented a continuation of the bonus compensation program adopted by the Committee in 1993. Based partially on recommendations in 2001 by the Compensation Consultant, a combination of 2001 base salary and up to a 45% bonus were considered to be a fair payment for good performance by the Chief Executive Officer. In awarding Mr. Blitzer's 2001 cash bonus, the Committee considered: the increase in sales of Salagen(R) Tablets (pilocarpine hydrochloride); the launch and growth in sales of Hexalen(R) (altretamine) capsules; initiation of and continued enrollment in the Phase 3 pancreatic trial of irofulven and advancement of a series of other trials of irofulven; initiation of two Phase 2 trials for MG98; the raising of over $72 million in a difficult capital market; a continued increase in the institutional ownership of the Company's stock; and the acquisition of exclusive U.S. and Canadian license and distribution rights for palonosetron, a potent, highly selective 5-HT\\3\\-receptor antagonist with an extended half-life used for the prevention of chemotherapy-induced nausea and vomiting.

         Section 162(m) of the Internal Revenue Code

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate deduction for compensation paid to executive officers named in this Proxy Statement to one million dollars, unless the compensation is performance-based. The Committee has considered the potential long-term impact of this tax code provision on the Company and has concluded that it is in the best interests of the Company and its shareholders to attempt to qualify the Company's long-term incentives as performance-based compensation within the meaning of the Code and thereby preserve the full deductibility of long-term incentive payments to the extent they might ever be impacted by this legislation. The Company has included provisions in its 1994 Stock Incentive Plan and the 1997 Stock Incentive Plan intended to preserve the full deductibility of certain performance-based compensation under the Code.

                                       HUGH E. MILLER,
                                       LEE J. SCHROEDER and
                                       ARTHUR L. WEAVER, M.D.
                                       The Members of the Compensation Committee

Summary Compensation Table

     The following table sets forth the cash and noncash compensation awarded to or earned by the Chief Executive Officer and the other executive officers of the Company.

                                                         Annual                             Long Term
                                                      Compensation                         Compensation
                                           -----------------------------------    -------------------------------
                                                                                      Awards:
                                                                                     Securities        All Other
                                                                                    Underlying       Compensation
     Name and Principal Position         Year         Salary           Bonus          Options           (1)
     -----------------------------    ---------      ---------       ---------      ------------    -------------
  Charles N. Blitzer                      2001        $370,000        $149,850         122,500        $ 83,874
  President and Chief Executive           2000         350,000         158,000          80,000          72,309
  Officer                                 1999         325,000         135,000          65,000          93,599

  Leon O. Moulder, Jr                     2001        $236,775        $ 65,350          61,250        $ 22,655
  Executive Vice President                2000         205,000          61,500          40,000          33,094
                                          1999          54,404(2)       60,000          50,000          19,000

  William C. Brown                        2001        $204,500        $ 55,215          61,250        $ 22,655
  Chief Financial Officer and             2000         177,106(3)       55,500          35,000          24,074
  Secretary                               1999         144,146(4)       42,000          25,000          22,699

  John R. MacDonald, Ph.D. (5)            2001        $200,000        $ 54,000          61,250        $ 22,655
  Senior Vice President, Research
      and Development

______________________________

(1) These amounts represent the Company's contributions to the Company's Retirement Savings Plan, MGI Funded Retirement Trust (formerly known as the Money Purchase Retirement Plan) and split dollar insurance plan.

     Company contributions under the Company's Retirement Savings Plan are made in the form of MGI Common Stock. The amounts included under this column attributable to Company contributions to the Retirement Savings Plan represent the fair market value of MGI Common Stock on the date of the Company's contribution. For 2001, Company contributions were as follows:
     Mr. Blitzer, $13,569; Mr. Moulder, $13,569; Mr. Brown, $13,569, and Dr.
     MacDonald, $13,569.

     Company contributions under the MGI Funded Retirement Trust are made annually following the end of each calendar year. For 2001, Company contributions were as follows: Mr. Blitzer, $9,086; Mr. Moulder, $9,086; Mr. Brown, $9,086, and Dr. MacDonald, $9,086.

     The Company pays a portion of the premium on the split dollar life insurance plan and proceeds payable under, or the cash surrender value of such plan, are first payable to the Company up to the amount of premiums paid by the Company. For 2001, Company payments were as follows: Mr. Blitzer, $61,219; Mr. Moulder, $0; Mr. Brown, $0, and Dr. MacDonald, $0.

(2) Mr. Moulder joined the Company as Executive Vice President in September 1999. His base salary, on an annualized basis in 1999, was $205,000. The $54,404 salary listed above is the actual salary received by Mr. Moulder in 1999.

(3) In July 2000, Mr. Brown was awarded an annualized salary increase of $15,000. His base salary, on an annualized basis in 2000, was $185,000. The $177,106 salary listed above is the actual salary received by Mr. Brown in 2000.

(4) Mr. Brown held the position of Vice President, Finance, from January 1, 1999 through September 15, 1999. In this position his annualized base salary was $133,500. On September 16, 1999, Mr. Brown was promoted to an executive officer position as Vice President, Chief Financial Officer. In this position his annualized base salary was $170,000. The $144,146 salary listed above is the actual salary received by Mr. Brown in 1999.

(5) On January 16, 2001, Dr. MacDonald was promoted to an executive officer position as Senior Vice President, Research and Development.

     None of the Company's executive officers currently has a written employment agreement. Each of Mr. Blitzer, Mr. Moulder, Mr. Brown, and Dr. MacDonald does, however, have a termination agreement with the Company providing that, following a "Change in Control" (as defined) of the Company, if such officer is terminated by the Company without "Cause" (as defined) or leaves for "Good Reason" (as defined), then (i) the officer will be entitled to receive a lump sum cash payment equal to 24 times such officer's monthly base salary (as in effect at the time of the Change in Control or the termination, whichever is higher), which as of this date, would amount to $784,400 for Mr. Blitzer, $501,970 for Mr. Moulder, $433,540 for Mr. Brown, and $424,000 for Dr. MacDonald and payment of legal fees and expenses relating to the termination, and (ii) any noncompetition arrangement between such officer and the Company will terminate. The termination agreements provide that if the officer receives payments under the agreement that would subject the officer to any federal excise tax due under Sections 280G and 4999 of the Code, then the officer will also receive a cash "gross-up" payment so that the officer will be in the same net after-tax position that the officer would have been in had such excise tax not been applied. Sections 280G and 4999 of the Code provide that if "parachute payments" (compensatory payments contingent on a change in control) made to a covered individual equal or exceed three times such individual's "base amount" (average annual compensation over the five taxable years preceding the taxable year in which the change in control occurs), the excess of such parachute payments over such individual's base amount will be subject to a 20% excise tax and will not be deductible by the Company. Under the termination agreements, "Change in Control" is defined to include a change in control of the type required to be disclosed under Securities and Exchange Commission proxy rules, an acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Board of Directors or another event which the majority of the Continuing Directors determines to be a change in control; "Cause" is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; and "Good Reason" is defined to include a change in the officer's responsibility or status, a reduction in salary or benefits or a mandatory relocation.

Stock Options

     The following table summarizes stock option grants made by the Company to each of its executive officers named in the Summary Compensation Table above as a part of such person's 2001 base compensation.

                Option Grants During Year Ended December 31, 2001

                                               Individual Grants
                           --------------------------------------------------------
                                                                                          Potential Realizable
                                             % of Total                                     Value at Assumed
                              Number of        Options                                      Annual Rates of
                               Securities    Granted to      Exercise                         Stock Price
                              Underlying    Employees in      or Base                       Appreciation for
                               Options       Fiscal Year      Price)   Expiration           Option Term (3)
                                                                                     ---------------------------
        Name                  Granted (1)        2001        ($/share)    Date (2)         5%            10%
------------------------   --------------   -------------   ----------  -----------  --------------------------
Charles N. Blitzer              70,000         5.18          $16.75      1/16/11     $    37,379   $ 1,868,663
                                52,500 (4)     3.88          $10.25      3/29/11          38,424       857,633

Leon O. Moulder, Jr.            35,000         2.59          $16.75      1/16/11          68,689       934,332
                                26,250 (4)     1.94          $10.25      3/29/11          69,212       428,816

William C. Brown                35,000         2.59          $16.75      1/16/11          68,689       934,332
                                26,250 (4)     1.94          $10.25      3/29/11         169,212       428,816

John R. MacDonald               35,000         2.59          $16.75      1/16/11          68,689       934,332
                                26,250 (4)     1.94          $10.25      3/29/11          69,212       428,816

________________________
(1) All options were granted with an exercise price equal to the closing price of the Common Stock on the Nasdaq National Market on the date of grant. All options granted to executive officers were granted in tandem with limited stock appreciation rights, (each a "Limited Right"). Each Limited Right is exercisable for cash in lieu of such associated options only upon the occurrence of certain changes in control. Upon the occurrence of certain defined accelerating events, these options would become immediately exercisable.

     The options which expire on January 11, 2011 are exercisable as to 25% of the underlying option shares as of January 11, 2002, 50% of such option shares as of January 11, 2003, 75% of such option shares as of January 11, 2004 and 100% of such option shares as of January 11, 2005.

     The options which expire on March 29, 2011 are exercisable as to 25% of the underlying option shares as of March 29, 2002, 50% of such option shares as of March 29, 2003, 75% of such option shares as of March 29, 2004 and 100% of such option shares as of March 29, 2005.

(3) These amounts represent certain assumed annual rates of appreciation only. Potential realizable value is calculated assuming 5% and 10% appreciation in the price of the Common Stock from the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved. Assuming 25,005,050 shares of Common Stock are outstanding, a beginning stock price of $16.75 per share and 5% and 10% annual appreciation in the price of the Common Stock over 10 years, the aggregate market value of the Company's outstanding Common Stock would increase from $418,834,588 to $682,237,409, assuming 5% annual appreciation, and to $1,086,349,053 assuming 10% annual appreciation.

(4) This stock option grant was made at a reduced amount in 2001 in lieu of the planned grant in January 2002. The grant was intended to conserve stock options while accelerating the timing to partially offset the negative impact of granting fewer stock options.

         The following table summarizes stock option exercises during the year ended December 31, 2001 by the executive officers named in the Summary Compensation Table above, and the values of the options held by such persons at December 31, 2001.

         Aggregated Option Exercises During Year Ended December 31, 2001
                 and Value of Options Held at December 31, 2001

                                                           Number of Securities    Value of Unexercised
                                                               Underlying             In-the-Money
                                                           Unexercised Options     Options Held at
                                Shares         Value       Held at December 31,       December 31,
                               Acquired      Realized       2001 Exercisable/      2001(Exercisable/
                 Name         on Exercise       (1)           Unexercisable)       Unexercisable)(1)
   -------------------------  ------------  --------------------------------------  --------------------
   Charles N. Blitzer             105,058      $ 676,859      251,734/227,500      $ 2,259,631/$ 516,519
   Leon O. Moulder, Jr.                 0              0       35,000/116,250      $    82,000/$ 214,038
   William C. Brown                23,074      $ 174,455       54,775/102,500      $   240,606/$ 192,644
   John R. MacDonald                    0              0        53,025/85,625      $   433,489/$ 177,419
   -------------------------

(1) "Value" has been determined based upon the difference between the per share option exercise price and the market value of the Common Stock at the date of exercise or December 31, 2001.

         AUDIT COMMITTEE REPORT AND APPOINTMENT OF INDEPENDENT AUDITORS

Report of Audit Committee

         The Audit Committee operates under a written charter approved by the Board of Directors. All members of the Audit Committee are independent for purposes of Nasdaq listing requirements.

         Our Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2001 (the "Audited Financial Statements"). In addition, we have discussed with KPMG, the independent auditing firm for the Company, the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         The Committee also has received, reviewed and discussed the written disclosures from KPMG required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees), and we have discussed with the independent auditors that firm's independence.

         Based on the foregoing review and discussions, we have recommended to the Company's Board of Directors the inclusion of the Audited Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

                                              ANDREW J. FERRARA
                                              PHILIP S. SCHEIN, M.D.
                                              DAVID B. SHARROCK
                                              The Members of the Audit Committee

Independent Auditor Fees

         The fee table below reports fees billed or to be billed to MGI by KPMG for professional services provided to MGI for the year ended December 31, 2001. The Company's Audit Committee has considered whether the provision of the non-audit fees below is compatible with maintaining KPMG's independence and has determined that such fees are compatible with maintaining KPMG's independence.

--------------------------------------------------------------------------------
         Audit Fees                                                    $ 62,400

         Financial Information Systems Design
           and Implementation Fees                                            0
                                                                     -----------

         All Other Fees:
           Equity Offerings                           $ 120,950
           Tax Services                                   8,650
           Other                                              0
                                                        -------
           Total All Other Fees                                         129,600
                                                                    ------------

         Total Fees                                                    $192,000
                                                                     ===========
--------------------------------------------------------------------------------

Ratification of Appointment of Auditors

         The Board of Directors has appointed KPMG as independent auditors for the Company for the fiscal year ending December 31, 2002. A proposal to ratify that appointment will be presented at the Annual Meeting. KPMG has served as the Company's auditors since the Company's incorporation and has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. If the appointment of KPMG is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY'S INDEPENDENT AUDITORS.

                          COMPARATIVE STOCK PERFORMANCE

         The graph below compares the cumulative total shareholder return on MGI's Common Stock with the cumulative total return on the Nasdaq National Market (U.S. Companies) Index and on The Nasdaq Pharmaceutical Stock Index for the last five fiscal years (assuming the investment of $100 in each on December 31, 1996 and the reinvestment of all dividends).

                        [Performance Graph Appears Here]


                                                 Cumulative Total Return
                             ----------------------------------------------------------------
MGI PHARMA INC                12/96      12/97       12/98      12/99      12/00       12/01
MGI PHARMA, INC.             100.00      89.71      229.41     280.89     388.24      359.53
NASDAQ STOCK MARKET (U.S.)   100.00     122.48      172.68     320.89     193.01      153.15
NASDAQ PHARMACEUTICAL        100.00     103.05      130.81     246.64     307.65      262.17
                             ----------------------------------------------------------------

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth as of March 15, 2002, certain information with respect to Common Stock beneficially owned by directors of the Company, the executive officers of the Company named in the Summary Compensation Table above, and all directors and executive officers as a group. No shareholders are known to the Company to have been beneficial owners of more than five percent of Company Common Stock as of March 15, 2002. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the Common Stock owned by them.

                                                            Amount and Nature of       Percent
     Name of Beneficial Owners                              Beneficial Ownership       of Class
     -------------------------------------------------   -------------------------    ----------
     Charles N. Blitzer (1) (2)                                 444,309                  1.8%
     Andrew J. Ferrara(1)                                        19,413                    *
     Hugh E. Miller (1)                                          63,764                    *
     Philip S. Schein, M.D. (1)                                   2,500                    *
     Lee J. Schroeder (1)                                        48,250                    *
     David B. Sharrock (1)                                        3,500                    *
     Arthur L. Weaver, M.D.(1)                                   18,750                    *
     William C. Brown (1) (2)                                   153,557                    *
     John R. MacDonald (1) (2)                                   93,136                    *
     Leon O. Moulder, Jr. (1) (2)                                81,416                    *
     All directors and executive officers as a group
        (10 persons) (1) (2)                                    928,595                  3.7%

_______________________

*Less than 1%

(1) Includes the following number of shares which could be acquired within 60 days of March 15, 2002 through the exercise of stock options: Mr. Blitzer, 331,109 shares; Mr. Ferrara, 18,750 shares; Mr. Miller, 58,750 shares; Dr. Schein, 2,500 shares; Mr. Sharrock, 2,500 shares; Mr. Schroeder, 22,499 shares; Dr. Weaver, 18,750 shares; Dr. MacDonald, 78,963 shares; Mr. Moulder, 60,313 shares; Mr. Brown, 82,713 shares; and all directors and executive officers, 676,847 shares.

(2) Includes the following number of shares beneficially owned as of December 31, 2001 through the Company's Retirement Savings Plan: Mr. Blitzer, 8,142 shares; Dr. MacDonald, 9,335 shares; Mr. Moulder, 1,103 shares; and Mr. Brown, 11,425 shares.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and such beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2001, all Section 16(a) reporting requirements applicable to the Company's directors, executive officers and such beneficial owners were complied with.

                         PROPOSAL TO AMEND THE COMPANY'S
                       RESTATED ARTICLES OF INCORPORATION

     The Company's Restated Articles of Incorporation authorize the issuance of 40,338,000 shares of stock, of which 30,000,000 shares, par value $.01 per share, are designated Common Stock, 10,000,000 shares, par value of $.10 per share, are designated Preferred Stock and 338,000 shares, par value $.10 per share, are designated Cumulative Preferred Stock. As of February 28, 2002, there were 25,046,288 shares of Common Stock issued and outstanding. Of the unissued shares of Common Stock, approximately 3,900,000 shares were reserved for issuance under the Company's stock incentive and other stock plans. Accordingly, at February 28, 2002, there were approximately 1,000,000 shares of Common Stock available for general corporate purposes. No shares of Preferred Stock have been issued. No shares of Cumulative Preferred Stock are outstanding.

     On March 11, 2002, the Board of Directors of the Company determined that it would be in the best interests of the Company and its shareholders to amend the Company's Restated Articles of Incorporation (1) to increase the number of shares of Common Stock authorized for issuance from 30,000,000 shares to 70,000,000 shares to permit the Company to raise capital in public or private offerings, to fund potential acquisitions, to issue shares pursuant to the Company's stock-based compensation plans, and to further other corporate purposes deemed necessary or appropriate; and (2) to eliminate the Cumulative Preferred Stock from the authorized capital stock of the Company.

     The full text of the proposed amendments is as follows:

          NOW, THEREFORE, BE IT RESOLVED, that Article V of the Restated Articles of Incorporation of the Company be amended to increase the number of shares of Common Stock of the Company from thirty million (30,000,000) shares to seventy million (70,000,000) shares, so that the first paragraph of Article V will read as follows:

                                   "ARTICLE V

               The authorized number of shares of this corporation shall be eighty million (80,000,000), of which seventy million (70,000,000) shares shall be Common Stock of the par value of $.01 per share and ten million (10,000,000) shares shall be Preferred Stock of the par value of $.10 per share."

          FURTHER RESOLVED, that subsection (e) of Article V, which describes the rights and preferences of the Cumulative Preferred Stock, be deleted in its entirety and all of the references in Article V to the Cumulative Preferred Stock be deleted.

     The Board of Directors believes that the availability of additional authorized but unissued shares will provide the Company with greater flexibility to issue Common Stock for a variety of corporate purposes, without the delay and expense associated with convening a special shareholders' meeting. These purposes may include raising equity capital, acquiring products, adopting additional stock plans or reserving additional shares for issuance under existing plans. In addition to the shares currently reserved for issuance under the Company's stock incentive and other stock plans, as indicated above, the Company would reserve an additional 2,000,000 shares of Common Stock under the Company's 1997 Stock Incentive Plan and an additional 200,000 shares under the Amended and Restated Stock Purchase Plan if the proposed amendments submitted to the shareholders herein are approved.

     The Board has not authorized the issuance of any additional shares of Common Stock, and there are no current agreements or commitments for the issuance of a material number of additional shares. If the proposed amendment to the Restated Articles of Incorporation is adopted, the additional authorized shares of Common Stock will be available for issuance from time to time at the discretion of the Board of Directors without further action by the shareholders, except where shareholder approval is required by law or Nasdaq requirements or to obtain favorable tax treatment for certain employee benefit plans. The additional authorized shares would be part of the existing class of the Company's Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Such additional shares of Common Stock would not (and the shares of Common Stock currently outstanding do not) entitle holders thereof to cumulative voting rights.

     Any future issuance of additional authorized shares of Common Stock may, among other things, dilute the earnings per share of the Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued.

     Although an increase in the number of authorized shares of Common Stock could, under certain circumstances, be construed as delaying or preventing a change of control of the Company (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Company is not proposing this amendment to the Restated Articles of Incorporation in response to any effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer or solicitation in opposition to management.

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote as of the record date is necessary for approval of the proposed amendments to the Restated Articles of Incorporation. Proxies will be voted in favor of such proposal unless otherwise specified. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT YOU VOTE FOR THE AMENDMENTS TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION.


                 PROPOSAL TO AMEND THE 1997 STOCK INCENTIVE PLAN

     The Board of Directors has adopted, subject to shareholder approval, amendments to the Company's 1997 Stock Incentive Plan (the "Plan") to increase by 2,000,000 the number of shares of Common Stock available for issuance pursuant to awards granted under the Plan and to extend the term of the Plan for an additional three-year period, until May 31, 2005. As of February 28, 2002, only 144,357 shares remained available for grant under the Plan. The market value of a share of Common Stock on February 28, 2002 was $15.60 per share. The Plan was initially adopted by the Board of Directors on January 14, 1997 and approved by shareholders on May 13, 1997. On March 14, 2000, the Board of Directors adopted an amendment to increase the number of shares available for grant under the Plan by 1,500,000, which amendment was approved by shareholders on May 9, 2000. The Plan expires by its terms on May 13, 2002.

     The Board of Directors believes that stock options have been, and will continue to be an important compensation element in attracting, motivating and retaining key employees. The granting of incentive stock options to employees is consistent with the Company's past practices, with practices in the industry, and is a factor in promoting the long-term development of the Company. The Board of Directors believes that the increase in authorized shares is necessary because of the need to continue to make awards under the Plan to attract, motivate and retain key employees.

Summary of the Plan

     The Plan provides for the granting of (a) stock options, including "incentive stock options" ("Incentive Stock Options") meeting the requirements of Section 422 of the Code, and stock options that do not meet such requirements ("Nonqualified Stock Options"), (b) restricted stock and restricted stock units,
(c) performance awards, (d) dividend equivalents, (e) stock appreciation rights ("SARs") and (f) other stock-based awards. The Plan currently authorizes the issuance of 2,700,000 shares of the Company's Common Stock, plus any shares that are represented by awards granted under the Company's 1994 Stock Incentive Plan, the 1984 Stock Option Plan and the 1982 Incentive Stock Option Plan (the "Prior Plans") which are forfeited, expire or are canceled without delivery of shares or which result in the forfeiture of shares back to the Company. As of February 28, 2002, an aggregate of 337,678 shares under the Prior Plans had become available for issuance under the Plan and 510,789 shares were subject to outstanding awards under the Prior Plans. If the proposed amendment is approved by the shareholders, the Company will have increased the number of reserved shares of Common Stock issuable under the Plan by 2,000,000. The Plan is administered by a Committee of the Board of Directors (the "Committee"). The Committee has the authority to establish rules for the administration of the Plan; to select the key individuals to whom awards are granted; to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards; and to set the terms and conditions of such awards. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the Committee shall determine.

     In order to meet the requirements of Section 162(m) of the Code, the Plan provides that no more than 450,000 options may be granted to any single optionee in any three consecutive calendar years. In addition, the Plan provides that no single optionee can be awarded more than 225,000 shares of stock in any calendar year and no more than 200,000 shares of restricted stock may be issued under the Plan in the aggregate.

     The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock based award may not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option, SAR or stock based award. Options must be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by the tendering of shares of Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price.

     The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

     The holder of restricted stock may have all of the rights of a shareholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the Committee lapse. Holders of restricted stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock (or a cash payment equal to the fair market value of such shares) at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units shall be forfeited, unless the Committee determines otherwise.

     Any shares that are used by a Plan participant as full or partial payment to the Company of the purchase price relating to an award, or in connection with the satisfaction of tax obligations relating to an award in accordance with the provisions relating to tax withholding under the Plan, will again be available for the granting of awards under the Plan.

     The Board of Directors may amend, alter or discontinue the Plan at any time, provided that without shareholder approval no such change shall be made that (i) would violate any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange applicable to the Company, or (ii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

                         Federal Income Tax Consequences

     The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax and a liability for payroll taxes may also arise). The Company will not be entitled to a tax deduction when an Incentive Stock Option is exercised but may be obligated to pay the employer's share of certain payroll taxes. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a Nonqualified Stock Option or SAR. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

         With respect to other awards granted under the Plan that are payable in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of Common Stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of Common Stock by the holder, and the Company will be entitled at that time to a tax deduction for the same amount.

         Under the Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt or exercise of the award of shares previously owned by the optionee) to the Company to satisfy federal and state withholding tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions to) an award. The amount of such bonus will be taxable to the participant as ordinary income, and the Company will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

         The affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented at the meeting and entitled to vote on this matter is necessary for approval of the proposed amendments to the Plan. Proxies will be voted in favor of such proposal unless otherwise specified. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT YOU VOTE FOR THE AMENDMENTS TO THE PLAN.
                                                 ---
                                       -23-

                              PROPOSAL TO AMEND THE
                AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

         The Board of Directors has approved an amendment to the MGI PHARMA, INC. Amended and Restated Employee Stock Purchase Plan (the "Stock Purchase Plan"), subject to stockholder approval, pursuant to which an additional 200,000 shares of Common Stock would be reserved for purchase under the Stock Purchase Plan. The Stock Purchase Plan was approved by the Board of Directors and the shareholders of the Company in May 1988, and amended and restated in May 1993. On January 14, 1998, the Board of Directors adopted an amendment to increase the number of shares that may be purchased under the Stock Purchase Plan from 250,000 to 400,000 shares and to extend its term for an additional five years, which amendment was approved by shareholders on May 12, 1998.

         Summary of the Stock Purchase Plan

         The Stock Purchase Plan provides for the purchase of shares of MGI's Common Stock by eligible employees of the Company and certain related corporations through payroll deductions of 1% to 15% of an employee's current compensation. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

         The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors, which also interprets the Stock Purchase Plan. Employees of the Company and certain related corporations, other than those employees whose customary employment is less than 20 hours weekly, are eligible to participate in the Stock Purchase Plan. In addition, an employee who immediately after receiving a right to purchase shares would own, directly or indirectly, stock equal to 5% or more of the total combined voting power or value of all of the capital stock of the Company or all of its affiliates will not be eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan will terminate if and when all the shares of the Company's Common Stock provided for in the Stock Purchase Plan have been sold. Subject to the approval of this proposal by the shareholders, the Board of Directors has reserved 600,000 shares of MGI's Common Stock for issuance under the Stock Purchase Plan.

         Under the Stock Purchase Plan, there are two six-month purchase periods (each a "Purchase Period"). One Purchase Period begins on the first business day of January and ends on the last business day in June and the other begins on the first business day of July and ends on the last business day of December. On the last business day of each Purchase Period, each participant receives the right to purchase as many whole shares of the Common Stock as could be purchased with the balance in that participant's stock purchase account as of that date. The exercise price for rights granted under the Stock Purchase Plan is the lesser of 85% of the fair market value of the Common Stock on (i) the first business day of the Purchase Period or (ii) the last business day of the Purchase Period. No participant may purchase stock under the Stock Purchase Plan and under all other stock purchase plans of the Company and its affiliates at a rate exceeding $25,000 in fair market value of such stock (determined at the beginning of each Purchase Period) for each calendar year.

         The Board of Directors may amend or discontinue the Stock Purchase Plan at any time. In the absence of shareholder approval, however, no amendment or discontinuation of the Stock

Purchase Plan shall be made that: (i) absent such shareholder approval, would cause Rule 16b-3 under the Securities Act of 1934, as amended, to become unavailable with respect to the Stock Purchase Plan, (ii) reduces the price per share at which the Common Stock may be purchased, or (iii) increases the number of shares of the Common Stock available for issuance under the Stock Purchase Plan.

         As permitted under the Stock Purchase Plan, in March 2002 the Board of Directors extended the term of the Stock Purchase Plan until June 30, 2008.

                         Federal Income Tax Consequences

         The Stock Purchase Plan and the right of participants to make purchases thereunder, are intended to qualify under the provisions of Sections 421 and 423 of the Code. Payroll deductions under the Stock Purchase Plan will be taxable to a participant as compensation for the year in which such amounts would otherwise have been paid to the participant. No income will be taxable to a participant at the time of grant of the option or purchase of shares (except that a liability for payroll taxes may arise to both the participant and the Company). A participant may become liable for tax upon disposition of the shares acquired as summarized below.

         If the shares are sold or disposed of (including by way of gift) at least two years after the date of the beginning of the offering period (the "date of option grant") and at least one year after the date such shares are purchased (the "date of option exercise"), in this event, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option (the "option price") or (b) the excess of the fair market value of the shares at the time the option was granted over an amount equal to what the option price would have been if it had been computed as of the date of option grant, will be treated as ordinary income to the participant. Any further gain upon such disposition will be treated as capital gain. Any such capital gain would be taxed at long-term rates if the stock is held for more than 12 months. If the shares are sold and the sale price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference.

         In the event that the shares are sold or disposed of (including by way of gift or by exchange in connection with the exercise of an incentive stock option) before the expiration of the holding periods described above, the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain. Even if the shares are sold for less than their fair market value on the date of option exercise, the same amount of ordinary income is attributed to a participant and a capital loss is recognized equal to the difference between the sales price and the value of the shares on such date of option exercise. The Company ordinarily will be allowed a tax deduction at the time and in the amount of the ordinary income recognized by the participant, but may also be required to withhold income tax upon such amount or report such amount to the Internal Revenue Service.

         The affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented at the meeting and entitled to vote on this matter is necessary for approval of the proposed amendment to the Stock Purchase Plan. Proxies will be voted in favor of such proposal unless otherwise specified. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT YOU VOTE FOR THE AMENDMENT TO THE STOCK PURCHASE
PLAN.


                      PROPOSALS FOR THE NEXT ANNUAL MEETING

         Any shareholder proposals to be considered for inclusion in the Company's proxy material for the 2003 Annual Meeting of Shareholders must be received at the Company's principal executive office at 5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55437, no later than November 29, 2002. In connection with any matter to be proposed by a shareholder at the 2003 Annual Meeting, but not proposed for inclusion in the Company's proxy materials, the proxy holders designated by the Company for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by the Company at its principal executive office by November 29, 2002.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/ William C. Brown

                                              William C. Brown
                                              Secretary

March 29, 2002

                           [LOGO OF MGI PHARMA, INC.]

                                MGI PHARMA, INC.

                        ANNUAL MEETING OF SHAREHOLDERS
                             Tuesday, May 14, 2002
                             3:30 p.m. Central Time
                        Lutheran Brotherhood Auditorium
                            625 Fourth Avenue South
                             Minneapolis, Minnesota









[LOGO OF MGI PHARMA, INC.]

         MGI PHARMA, INC.
         5775 West Old Shakopee Road, Suite 100
         Bloomington, MN 55437-3174                                      proxy
------------------------------------------------------------------------------
          This proxy is solicited on behalf of the Board of Directors.


By signing this proxy, you revoke all prior proxies and appoint Charles N. Blitzer and William C. Brown, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of MGI PHARMA, INC. held of record by the undersigned on March 15, 2002, at the Annual Meeting of Shareholders of the Company to be held on May 14, 2002 or any adjournment thereof.


                  If no choice is specified, the proxy will be
                      voted "FOR" Items 1, 2, 3, 4 and 5.









                      See reverse for voting instructions.

                 Please mark, sign and date your proxy card and
                return it in the postage-paid envelope provided.

--------------------------------------------------------------------------------

      The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.

1. Election of directors:    01 Charles N. Blitzer     04 Lee J. Schroeder
                             02 Andrew J. Ferrara      05 David B. Sharrock
                             03 Hugh E. Miller         06 Arthur Weaver, M.D.

                [_]  Vote FOR                   [_]  Vote WITHHELD
                     all nominees                    from all nominees
                     (except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

                   ___________________________________________

                   ___________________________________________


                            \|/ Please fold here \|/



2. To amend the Company's Restated Articles of Incorporation to increase the authorized Common Stock by 40,000,000 shares and eliminate the Cumulative Preferred Stock;

                  [_] For      [_] Against      [_] Abstain

3. To amend the Company's 1997 Stock Incentive Plan to extend the term of the Plan through May 31, 2005 and to increase the number of shares available for awards granted under the Plan by 2,000,000 shares;

                  [_] For      [_] Against      [_] Abstain

4. To amend the Company's Amended and Restated Stock Purchase Plan to increase the number of shares which may be purchased under the Plan by 200,000 shares;

                  [_] For      [_] Against      [_] Abstain

5. To ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2002; and

                  [_] For      [_] Against      [_] Abstain

6. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

                  [_] For      [_] Against      [_] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.
                                ---

Address Change? Mark Box [_]
Indicate changes below:            Date________________________________________

                                   ____________________________________________

                                   ____________________________________________
                                   Signature(s) in Box
                                   Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

--------------------------------------------------------------------------------